Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into previously filed Registration Statement on Form S-8 (No. 333-140702) and Registration Statements on Form S-1, (No. 333-161816) and No. 333-140607) of Bionovo, Inc., (a development stage company) of our report dated March 15, 2010, relating to the consolidated balance sheets as of December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ending December 31, 2009, 2008 and 2007 and for the period from inception (February 1, 2002) to December 31, 2009, which appear in this annual report on Form 10-K.

/s/ PMB Helin Donovan
San Francisco, California

March 15, 2010